FIRST NIAGARA APPOINTS GARY CROSBY AS
INTERIM CHIEF EXECUTIVE OFFICER

“First Niagara has assembled an outstanding franchise
and is entirely focused on leveraging what we've built to drive shareholder value,”
stated Chairman Thomas Bowers

BUFFALO, N.Y., March 19 - First Niagara Financial Group (Nasdaq: FNFG) today announced that its Board of Directors, at its regularly scheduled March 19th meeting, appointed Gary M. Crosby, 59, to serve as interim President and Chief Executive Officer. Mr. Crosby currently is Executive Vice President and Chief Administrative and Operations Officer of First Niagara. The appointment of Mr. Crosby follows the mutually agreed upon departure of John R. Koelmel, as First Niagara's President, Chief Executive Officer and Board member, effective immediately.

A special committee of the Board's independent directors has been formed to initiate a search for a permanent President and CEO. The special committee will be chaired by board member Nathaniel Woodson, and will conduct a thorough and expeditious search, considering both internal and external candidates. An executive search firm will be retained to assist in the CEO selection process.

“John Koelmel has guided the company's transformation from a local thrift to a leading northeast banking franchise, and led First Niagara during a period of difficult economic conditions and financial industry turmoil,” Chairman of the Board, G. Thomas Bowers, said. “The Board and I are grateful to John for his leadership through this critical period in our history and for positioning us so that we can focus on enhancing shareholder value through continuing organic growth and the efficient operation of the business we have today. We are committed to maintaining our position as a leading independent banking organization with a deep-seated focus on service to our customers and communities and to building value for our shareholders.”

Mr. Koelmel said, “I highly value the opportunity to have driven First Niagara's rapid growth over the last six years and to position it as one of the top regional banking franchises in the Northeast. And I thank all 6,000 of my teammates for their tremendous support. I agree with the Board that it's in the best interests of the organization under present circumstances to move forward with new leadership.”

“Gary Crosby is a highly respected executive with decades of leadership experience in banking, technology, finance and the public sector,” said Bowers. “He has significant and diverse operational, business, and leadership experience and, for the past four years, has been a valued advisor to the Board and his colleagues on the Management Committee. We are fortunate to have someone of Gary's caliber to lead First Niagara, and we anticipate a smooth and seamless transition. In his role as Chief Banking Officer, Dan Cantara will continue to oversee all customer-facing businesses. He and his team have a proven track record of executing on strategies aimed at growing and further deepening customer relationships, driving revenue and generating positive operating leverage.”

Crosby joined First Niagara in 2009, and has served as its Executive Vice President and Chief Administrative and Operating Officer. In this role, Crosby has overseen the successful build-out of the infrastructure to support the company's growth, with particular focus on enterprise risk management, technology, and operations.

Before joining First Niagara, Crosby was a founding shareholder of ClientLogic Corporation serving as chief financial and chief operating officer. He was a partner with Seed Capital Partners, a venture capital firm, and has held senior financial leadership positions in banking and manufacturing. Crosby also dedicated five years to full-time community service, answering the call to turnaround the finances and operations of the Buffalo schools, the second largest school district in New York State. Crosby is a magna cum laude graduate of Canisius College.

“Enhancing shareholder value through operational excellence, a commitment to the basics of banking and to helping our customers do great things every day is our focus,” said Crosby. “At the same time, we remain dedicated to making credit and financial services widely available in our communities, adhering to the risk management principles that have provided us with the exceptional asset quality that has long distinguished First Niagara, providing a workplace where talented employees build rewarding careers and serving as a leading corporate citizen.”

Under the Company's Corporate Governance Guidelines, Mr. Koelmel's board seat expired upon his departure, and as a result he will not stand for reelection to the Board at the Company's 2013 Annual Meeting of Shareholders scheduled for April 24, 2013. The Company will be filing an amendment to its definitive proxy statement for the Annual Meeting reflecting Mr. Koelmel's departure with the Securities and Exchange Commission.

The Company will report earnings for the first quarter of 2013 on April 19, 2013.

About First Niagara
First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with nearly 430 branches, approximately $38 billion in assets, $29 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

First Niagara Contacts:

Investors:            Ram Shankar
Senior Vice President, Investor Relations
716-270-8623
Ram.shankar@fnfg.com

Media:                David Lanzillo
Senior Vice President, Corporate Communications
716-819-5780
David.lanzillo@fnfg.com